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                                                                       EXHIBIT 2

                                VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 28, 2002, by and among MICHAEL CYTRYNBAUM ("Cytrynbaum"), of 1040 - 885 West Georgia Street, Vancouver, B.C. V6C 3E8, J.T. ALEXANDER & ASSOCIATES HOLDING CORPORATION ("Alexander Corporation") of 2890 Palmerston Avenue, West Vancouver, B.C. V7V 2X3 and Terrance Alexander ("Alexander"), of 2980 Palmerston Avenue, West Vancouver, B.C. V7V 2X3.

                                    RECITALS

A. Concurrently with the execution of this Agreement, Central Minera Corp. ("Minera") is entering into agreements with certain investors for the sale and purchase of an aggregate of US$300,000 convertible debentures (the "Debenture Placement").

B. Alexander Corporation is the registered and beneficial owner of 809,090 common shares without par value in the capital of Minera, consisting of 434,090 free-trading shares and 375,000 Escrow shares and Alexander is the registered and beneficial owner of 258,000 common shares without par value in the capital of Minera, consisting of 70,500 free-trading shares and 187,500 Escrow shares (Alexander and Alexander Corporation being referred to herein, together, as the "Shareholders", and the shares owned by the Shareholders being referred to herein as the "Shares");

C. It is a condition of the Debenture Placement and a material inducement to the purchasers of the debentures that the parties hereto have entered into this agreement and the Shareholders are willing to agree to vote the Shares and any other shares in the capital of Minera acquired by either of the Shareholders, or by an associate or affiliate of either of them) in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.       VOTING OF SHARES

1.1 Voting Agreement. Subject to the terms and conditions of this Agreement, at every meeting of the shareholders of Minera held before the Expiration Date (as defined herein), and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Minera, each Shareholder shall vote the Shares and any New Shares (as defined herein) or cause (including by the Proxy, as hereinafter defined) them to be voted in accordance with the written instructions of Cytrynbaum (the "Cytrynbaum Instructions") or, in the circumstances described in Section 1.2, the Berardino Instructions as defined therein. Each Shareholder shall not, from the date of this Voting Agreement until the Expiration Date (as hereinafter defined), enter into any agreement or understanding with any Person to vote or confer authority on any Person as to the voting of any Shares, or otherwise give voting instructions, inconsistent with the Cytrynbaum Instructions.

1.2 Berardino Instructions. For the purposes of this Agreement, the Berardino Instructions shall mean written instructions for the voting of the Shares and any New Shares given by William S. Berardino or any other member in good standing of the Law Society of British Columbia agreed to by Cytrynbaum and Alexander. If, in respect of any matter as to which Cytrynbaum is

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entitled to give the Cytrynbaum Instructions pursuant to section 1.1 of this
Agreement, Alexander is reasonably of the opinion that Cytrynbaum has a conflict of interest or the circumstances are such as to give rise to an appearance of perception that such a conflict exists, Cytrynbaum shall not be entitled to give the Cytrynbaum Instructions, and in that event each Shareholder shall vote the Shares and any New Shares or cause them to be voted in accordance with the Berardino Instructions. In giving the Berardino Instructions Berardino may act in his sole and unfettered discretion, without regard to the interests or apparent or perceived interests of Cytrynbaum.

1.3 Proxy. Forthwith following the receipt of any Cytrynbaum Instructions each Shareholder shall:

         (i) deliver to Cytrynbaum a proxy, which shall be irrevocable to the fullest extent permitted by law, with respect to the Shares referred to therein (the "Proxy"), completed in accordance with the applicable Cytrynbaum Instructions; and

         (ii) execute such other documents and instruments and take such other steps as may be necessary to ensure that any shares of Minera over which such Shareholder exercises control or direction, but which are registered in the name of some person other than such Shareholder, are voted in accordance with the applicable Cytrynbaum Instructions.

1.4      New Shares.

(a)      Each Shareholder agrees that any shares of Minera that:

         (i) such Shareholder beneficially owns or over which, directly or indirectly, such Shareholder exercise control or direction at the date of this Agreement, other than the Shares; and

         (ii) such Shareholder acquires beneficial ownership of or the right to exercise, directly or indirectly, control or direction over after the execution of this Agreement and prior to the Expiration Date,

         (together "New Shares") shall be subject to the terms and conditions of this Agreement.

(b) After the execution of this Agreement until the Expiry Date, each Shareholder shall promptly notify Cytrynbaum upon acquiring or discovering beneficial ownership of or direct or indirect control or direction over any additional securities of Minera.

2.       TRANSFER OF SHARES.

2.1 No Disposition or Encumbrance of Shares. Each Shareholder covenants and agrees that, from the date of this Agreement until the Expiration Date, such Shareholder will not, directly or indirectly, without the written consent of
Cytrynbaum:

(a) offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer any of the Shares, or any interest in any of the Shares; or

(b) create or permit to exist any encumbrance on or otherwise affecting any of the Shares.

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Notwithstanding anything to the contrary in this Section 2, each Shareholder will be entitled to sell any of his shares to any Person with whom such Shareholder deals on an arms' length basis, within the meaning of the Income Tax Act (Canada).

2.2 Transfer of Voting Rights. Each Shareholder covenants and agrees that, from the date of this Agreement until the Expiration Date, such Shareholder will not deposit any of the Shares into a voting trust or grant a proxy (other than the Proxy granted pursuant hereto) or enter into a voting agreement or similar contract with respect to any of the Shares.

3.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS.

3.1 Ownership of Shares. Each Shareholder represents and warrants that such shareholder:

         (i) is the record and beneficial owner of and has the sole right to vote the Shares, which at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances, and

         (ii) does not own, either beneficially or of record, or exercise direct or indirect control or direction over, any shares of Minera other than the Shares.

3.2 No Conflict. The execution and delivery of this Agreement by each Shareholder does not, and the performance of this Agreement by each Shareholder will not: (i) conflict with or violate any legal requirement, order, decree or judgment applicable to such Shareholder or by which such Shareholder or any of the properties of such Shareholder is bound or affected; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on or otherwise affecting any of the Shares pursuant to, any contract to which such Shareholder is a party or by which such Shareholder or any of the properties of such Shareholder is bound or affected. The execution and delivery of this Agreement by the Shareholders does not, and the performance of their obligations under this Agreement will not, require any consent of any Person.

3.3 Power; Enforceability. Each Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. Each Shareholder has all requisite power and capacity to execute and deliver this Agreement and to perform the obligations of such Shareholder hereunder. This Agreement has been duly executed and delivered by each Shareholder and assuming the due authorization, execution and delivery by Cytrynbaum, constitute the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Continuous Warranty. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Agreement and will be accurate in all respects at all times through the Expiration Date.

3.5 Covenants of Shareholders. Each Shareholder hereby covenants and agrees to cooperate fully with Cytrynbaum and to execute and deliver any additional documents necessary or desirable and to take such further actions, as in the reasonable opinion of Cytrynbaum may be necessary to carry out the intent of this Agreement.

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4.       Termination.

This Agreement shall terminate and shall have no further force or effect upon the first to occur of (i) the third anniversary of the date of execution hereof and (ii) the date upon which the Shareholders cease to own beneficially, or to exercise control or direction over, any Shares (the "Expiration Date.")

5.       MISCELLANEOUS.

5.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.2 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

5.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram, telex or telecopy, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties at their addresses set out on the first page hereof or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

5.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Yukon Territory (without regard to the principles of conflict of laws thereof or of any other jurisdiction). The parties hereto hereby submit to the non-exclusive jurisdiction of the Supreme Court of the Yukon Territory.

5.5 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

5.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

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J.T. ALEXANDER & ASSOCIATES
HOLDING CORPORATION

By:
/s/ J.T. Alexander
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(Authorized Signatory)

/s/ Terrance Alexander
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TERRANCE ALEXANDER

/s/ Michael Cytrynbaum
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MICHAEL CYTRYNBAUM